INDEMNITY AGREEMENT

This Indemnity Agreement, dated as of May 8, 2014 is made by and between Legacy Housing, Ltd. ("Legacy"), Indemnitee, and Wisdom Homes of America Inc. ("Dealer"), Indemnitor.

I. RECITALS

A. Legacy and Dealer, a licensed manufactured home retailer, wish to enter into an agreement whereby Dealer assists in the marketing of certain manufactured housing and/or real property.

B. Dealer, in order to fulfill the obligations of this Agreement, will necessarily have interaction with consumers who wish to purchase manufactured housing and/or real property.

C. The parties to this Agreement recognize that Legacy in all likelihood will not be involved in direct dealings with consumers and therefore Legacy should not be responsible for any wrongful act of Dealer in connection with Dealer's interactions with any consumer.

II. AGREEMENT

A. DEFINITIONS.

(1) Agent: For the purposes of this Agreement, "agent" of the Dealer means any person who is, or was a director, officer, employee or other agent of the Dealer or a subsidiary of the Dealer, or a predecessor in interest to Dealer; or is, or was serving at the request of, for the convenience of, or to represent the interest of the Dealer.

(2) Expenses: For the purposes of this Agreement, "expenses" include all out of pocket expenses and costs of any type or nature whatsoever, including, without limitation, all attorney's fees and related disbursements, actually and reasonably incurred by Legacy in connection with either the investigation, defense, or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement.

(3) Proceeding: For the purposes of this Agreement, "proceeding" means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

B. INDEMNIFICATION.

(1) Legacy, its predecessors and/or successors in interest, or any of its employees, agents, or representatives, shall be entitled to indemnification from Dealer if it was or is a party, or is threatened to be made a party, to any proceeding by reason of a transaction involving a manufactured home and/or real property involving Dealer. Dealer agrees to indemnify Legacy against any and all expenses and liabilities of any type whatsoever, including, but not limited to, judgments, fines and penalties, and amounts paid in settlement, actually and

reasonably incurred by Legacy in connection with the investigation, defense, settlement or appeal of such proceeding.

(2) Dealer agrees that Legacy shall not be liable or responsible for, and shall be saved and held harmless by Dealer, from and against any and all lawsuits, actions, losses, damages, claims or liability of any character, type, or description, including all expenses of litigation, court costs, and attorney's fees for damages to any person or entity, including, but not limited to, injury to property or injury or death to any person, arising out of, or occasioned by, directly or indirectly, the performance, actions, inactions, or misrepresentations of Dealer under this Agreement.

C. NOTICE AND OTHER INDEMNIFICATION PROCEDURES.

(1) Promptly after receipt by Legacy of notice of the commencement of, or the threat of commencement of, any proceeding, Legacy shall, if Legacy believes that indemnification with respect thereto may be sought from Dealer under this Agreement, notify Dealer of the commencement or threat of commencement thereof.

(2) In the event Dealer shall be obligated to pay the expenses of any proceeding against Legacy, Legacy may demand that Dealer assume the defense of such proceeding at Dealer's sole expense, with legal counsel approved by Legacy. Further, Legacy shall have the right to employ its own counsel in such proceeding for any reason whatsoever, including a reasonable belief on the part of Legacy that there may be a conflict of interest between Legacy and Dealer in the conduct of the defense of such proceeding, and the employment of such counsel shall be at the sole expense of Dealer.

D. ATTORNEY'S FEES.

In the event that Legacy institutes any legal action to enforce Legacy's rights hereunder, or to recover damages for breach of this Agreement, Legacy shall be entitled to recover from Dealer all attorney's fees and disbursements incurred by Legacy with respect to the claims or matters on which Legacy has prevailed.

E. NON-EXCLUSIVITY.

The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Legacy may have under any provision of law, other agreements, or otherwise.

F. INTERPERTATION OF AGREEMENT.

It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Legacy to the fullest extent permitted by law including those circumstances in which indemnification would otherwise be discretionary.

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G. SEVERABILITY.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of the Agreement that are not themselves invalid, illegal or unenforceable, shall not in any way be affected or impaired thereby.

H. MODIFICATION AND WAIVER.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

I. NOTICES.

All notices and other communications provided for by this Agreement, unless actual receipt thereof is required by this Agreement, shall be deemed given when delivered by hand or when deposited in the U.S. mails registered or certified mail, return receipt requested, postage prepaid as follows:

If to Legacy: Legacy Housing, LTD.
4801 Mark IV Parkway
Fort Worth, TX 76106

If to Dealer: Wisdom Homes of America Inc.
4888 FM 2264
Rhome, TX 76078

J. GOVERNING LAW.

This agreement shall be governed exclusively by and construed according to the laws of the State of Texas without regard to its conflict of laws rules. Legacy and Dealer hereby consent to the jurisdiction of the courts of the State of Texas with respect to any action or proceeding which arises out of or relates to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the ______ day of ____________, 20__, effective as of the date first above written.

Legacy Housing, LTD.
GPLH, LC, its General Partner

____
Curtis Hodgson, Vice President

Wisdom Homes of America Inc.

____
Brent Nelms, President